Exhibit 4.b

                        Form of Group Annuity Certificate



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[LOGO OF PHOENIX] PHOENIX     PHL VARIABLE INSURANCE COMPANY
                              A STOCK COMPANY
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PHL Variable Insurance Company ("the Company") agrees, subject to the conditions and provisions of the contract, to pay lifetime benefit payments to you if the Account Value reduces to zero, subject to the conditions, restrictions, and limitations specified in the contract.

We are issuing the Certificate in consideration of the application, if any, for this Certificate, and deduction of the charges specified in the Schedule Pages. The provisions of this and the following pages make up your Certificate.

                         PHL Variable Insurance Company
                              [Operations Division
                                   PO Box 8027
                              Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for PHL Variable Insurance Company:

          [/s/ Philip K. Polkinghorn]               [/s/ John H. Beers]
                  [President]                           [Secretary]

We support any payments under this Certificate through our General Account.

If you have any questions concerning the tax implications of this Certificate, you should consult with a tax attorney or qualified tax advisor.

Group Annuity Certificate
General Account
Non-Participating
No Cash Value
Not Eligible for Dividends

                                        1
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                                TABLE OF CONTENTS

Section           Provision
     1.    Schedule Pages

     2.    Definitions

     3.    Entire Contract

     4.    Certificate Owner(s), Covered Person

     5.    Retirement Income Base

     6.    Retirement Income Amount

     7.    Benefit Payments

     8.    Asset Allocation Strategy

     9.    Benefit Fee

    10.    Withdrawals

    11.    Additional Contributions

    13.    Transfers

    13.    Payment Options

    14.    Assignment

    15.    Misstatements

    16.    Proof Required

    17.    Statement of Account

    18.    Death of Certificate Owner(s)

    19.    Termination

    20.    Lifetime Payment Option

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
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                            SECTION 1: SCHEDULE PAGE
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
Plan Type:                                     [Guaranteed Retirement Income Solutions ("GRIS")]
Certificate Number:                            [13000000]
Certificate Date:                              [August 1, 2007]
Certificate Owner:                             [John Doe]
Covered Person 1:                              [John Doe]
    [Covered Person 1 Age:                     35]
    [Covered Person 1 Sex:                     Male]
[Covered Person 2:                             Jane Doe]
    [Covered Person 2 Age:                     31]
    [Covered Person 2 Sex:                     Female]
Payment Option:                                [Option 1 - Individual Income Guarantee] [Option 2 -
                                               Spousal Income Guarantee]
Optional Features Elected:                     [Annual Optional Increase Rider]
Retirement Income Date:                        [August 1, 2037]
Retirement Income Base at Issue:               [$1,000,000]
Maximum Retirement Income Base:                [$5,000,000, aggregated among all guarantee products
                                               issued by the Company or its affiliates]
Retirement Income Percentage:                  [5.00%]
[Benefit Fee Percentage at Issue:              .85%]
Maximum Benefit Fee Percentage:                [5.00%]
[Excludable Fees:
    (i)   LIS Program Fee - fees deducted from the Account by the Group Contract Holder or an affiliate thereof
    (ii)  Up to 1% of the independent financial advisor's consulting fee]
Asset Allocation Strategy at Issue:            [-LIS permissible investment strategy]
Asset Allocation Strategy Minimum Required Account Value:    [$10,000]
Liquidation Period                             [30 days]

                                        3
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                             SECTION 2: DEFINITIONS
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The term "ACCOUNT" means an account at a financial institution in which your
Covered Assets are held that are eligible for benefits under this contract. The Company does not have custody of your Account.

The term "ACCOUNT VALUE" means, on any Business Day, the aggregate value of the Covered Assets held in your Account as determined in good faith by the entity maintaining the Account.

The term "ADDITIONAL CONTRIBUTIONS" means the purchase of Covered Assets in the Account that are made after the Certificate Date, pursuant to Section 11.

The term "ASSET ALLOCATION STRATEGY" means an investment strategy sponsored by the Master Contract Holder or affiliate thereof and acceptable to the Company.

The term "BUSINESS DAY" means any day that we are open for business and the New York Stock Exchange is open for trading. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "CALENDAR YEAR" means January 1st through December 31st each year.

The term "CERTIFICATE" means this Group Annuity Certificate issued pursuant to the Group Annuity Contract, and any amendments, riders and endorsements to this Certificate.

The term "CERTIFICATE ANNIVERSARY" means the same day and month of each year as the Certificate Date. If the day does not exist in a month, the last day of the same month will be used.

The term "CERTIFICATE DATE" means the date this Certificate is issued. It also refers to the date from which Certificate Years are measured. The Certificate Date is shown on the Schedule Pages. The Certificate will be in effect on the Certificate Date provided the Account Value is greater than zero and the Covered Person(s) is alive.

The term "CERTIFICATE OWNER" or "CERTIFICATE OWNERS" means the person, persons, or entity with ownership rights in the Certificate. The Certificate Owner is as shown on the Schedule Pages. For further details see Section 4.

The term "CERTIFICATE YEAR" means the 12-month period beginning on the Certificate Date and each 12- month period thereafter.

The term "COVERED ASSETS" means the mutual fund shares or brokerage account assets held in your Account, which are invested in accordance with an Asset Allocation Strategy specified by the Master Contract Holder. The term Covered Assets also means any cash amount in your Account resulting from a liquidation of all of the mutual fund shares or brokerage account assets because their aggregate value had decreased to a value less than the Asset Allocation Strategy Minimum Required Account Value as shown on the Schedule Pages. Covered Assets do not include Nonconforming Assets, if any.

The term "COVERED PERSON" is as defined in Section 4.

The term "GROUP ANNUITY CONTRACT" means the written agreement between the Master Contract Holder and the Company.

The term "INDIVIDUAL INCOME GUARANTEE" means a Certificate that provides benefits only on one life. There may be one or more Certificate Owners; however, the guarantee terminates upon the first death.

The term "IRA" means an individual retirement account.

The term "LIQUIDATION PERIOD" means the period shown on the Schedule Page. The Liquidation Period shall commence on the day that Nonconforming Assets are contributed to the Account.

The term "MASTER CONTRACT HOLDER" means the entity that has entered into the Group Annuity Contract.

The term "NONCONFORMING ASSETS" shall mean any assets, other than cash or assets the Master Contract Holder determines can be invested as Covered Assets, deposited by you in the Account.

                                        4
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The term "REQUIRED MINIMUM DISTRIBUTIONS" means the annual distributions that must be taken from an IRA or tax qualified retirement plan under the Internal Revenue Code. The first distribution must be taken no later than April 1st of the calendar year following the year in which the Covered Person reaches age
70 1/2. The amount of each Required Minimum Distribution is based on the amount in the IRA or tax qualified retirement plan and an IRS life expectancy table. For Certificates owned by IRAs, we will calculate the Required Minimum Distribution in the first Calendar Year following the Certificate Owner's reaching age 70 1/2. In any year in which the Retirement Income Amount is less than the Required Minimum Distribution, the Required Minimum Distribution can be withdrawn without reducing the Retirement Income Base.

The term "RETIREMENT INCOME AMOUNT" is as defined in Section 6.

The term "RETIREMENT INCOME BASE" is as defined in Section 5.

The term "RETIREMENT INCOME DATE" means the first date on which the Retirement Income Amount is calculated. The Retirement Income Date is the Certificate Date, if the youngest Covered Person is at least age 65 on the Certificate Date. Otherwise, the Retirement Income Date is the youngest Covered Person's 65th birthday.

The term "SPOUSAL INCOME GUARANTEE" means a Certificate that provides benefits on two lives. The two lives must be legally married under federal law and the guarantee terminates upon death of the surviving spouse.

The terms "WE, US, AND OUR" refer only to the Company.

The term "WITHDRAWAL" is as defined in Section 10.

The terms "WRITTEN REQUEST" and "WRITTEN NOTICE" mean a request or notice we receive in writing at our Operations Division in a form satisfactory to us.

The terms "YOU" and "YOUR" refer to the Certificate Owner of this Certificate, as defined in Section 4, or the joint Certificate Owners of this Certificate if joint Certificate Owners are named. If there are joint Certificate Owners, both must jointly exercise all rights and privileges under this Certificate.

                                        5
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                           SECTION 3: ENTIRE CONTRACT
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This Certificate evidences participation in a group annuity contract between the
Master Contract Holder, as specified under the terms of the Group Annuity Contract, and the Company. It is also an agreement between the Certificate Owner(s) and the Company. This Certificate, the Group Annuity Contract, and any attachments comprise the entire insurance contract between the Certificate Owner and the Company. Any reference in this Certificate to a date means a calendar day ending at midnight local time at our Operations Division. Any change in terms of the entire insurance contract, as required to conform to law, must be signed by one of our executive officers and countersigned by another one of our executive officers. Any benefits payable under the entire insurance contract are payable at our Operations Division.
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                 SECTION 4: CERTIFICATE OWNER(S), COVERED PERSON
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CERTIFICATE OWNER(S)
The Certificate Owner is the person or persons, with sole and absolute power to exercise all rights and privileges, except as otherwise provided by the terms of the contract or unless provided otherwise by written notice. Signatures of all joint Certificate Owners are required for any exercise of Certificate Owner rights that require written notification. Each Certificate Owner must consent to any changes. The Certificate Owner or Certificate Owners will be as shown in the Schedule Pages. The Certificate will immediately terminate without value if you make any changes to the Certificate Owner(s).

COVERED PERSON
The Covered Person is the person or persons whose life is used to determine the duration of lifetime benefit payments after the Account Value reduces to zero or deemed by the Company to be equal to zero. Each Covered Person must be a natural person.

Individual Income Guarantee
---------------------------
If the Individual Income Guarantee is elected, there can be one or more Covered Persons. If there is only one natural person Certificate Owner, such natural person Certificate Owner is the Covered Person. If there are multiple natural person Certificate Owners, all natural person Certificate Owners are Covered Persons. If the Certificate Owner is a non-natural person, you must name a natural person to be the Covered Person.

Spousal Income Guarantee
------------------------
If the Spousal Income Guarantee is elected, both spouses are joint Certificate Owners, and they must be natural persons who are legal spouses (as recognized under federal law). Both spouses will be Covered Persons. If the Certificate Owner is a non-natural person, both spouses will be Covered Persons.

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                        SECTION 5: RETIREMENT INCOME BASE
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We determine the Retirement Income Base. The Retirement Income Base is a factor used in calculating the Retirement Income Amount. Except as provided below, on the Certificate Date, the Retirement Income Base is set equal to the Account Value on that date. Thereafter, the Retirement Income Base is re-determined as a result of withdrawals in excess of the Retirement Income Amount, additional contributions, transfers, and optional riders, if any, in accordance with Sections 10, 11, and 12 of this Certificate. We no longer calculate the Retirement Income Base after benefit payments, if any, commence in accordance with Section 7.

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                       SECTION 6: RETIREMENT INCOME AMOUNT
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The Retirement Income Amount is the maximum amount that can be withdrawn each
Calendar Year after the Retirement Income Date, without negatively impacting the Retirement Income Base. Prior to the Retirement Income Date, there is no Retirement Income Amount. We begin calculating the Retirement Income Amount on and after the Retirement Income Date. It is determined on a Calendar Year basis. On the Retirement Income Date, the Retirement Income Amount equals:

a) the Retirement Income Base,

b) multiplied by the Retirement Income Percentage, shown in the Schedule Pages,

c) multiplied by the number of days until the first day of the following Calendar Year,

d) divided by 365.

Thereafter, the Retirement Income Amount will be recalculated on the first day of each Calendar Year and will equal the Retirement Income Percentage multiplied by the Retirement Income Base then in effect. The Retirement Income Amount may be increased proportionately as a result of additional contributions and optional riders, if any.

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                           SECTION 7: BENEFIT PAYMENTS
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If the Account Value reduces to zero, or is deemed by the Company to be equal to zero, we will make a final calculation of the Retirement Income Amount. The final calculation of the Retirement Income Amount will occur on the date the Account Value reduces to zero or is deemed by the Company to be equal to zero, and will equal the Retirement Income Percentage, shown in the Schedule Pages, multiplied by the Retirement Income Base in effect on the date the Account Value reduces to zero or is deemed by the Company to be equal to zero. The resulting value, divided by 12, will equal the amount of each monthly lifetime benefit payment. We will begin paying monthly lifetime benefit payments to you, commencing one month following the later of the Retirement Income Date and the date the Account Value reduces to zero or is deemed by the Company to be equal to zero. A payment frequency of annual is also available to you upon request. We have the right, however, to discontinue the annual payment frequency. Also, if a monthly payment would otherwise be less than $500, we have the right to either change the payment frequency to annual, or make a lump sum payment to you of the entire Retirement Income Amount on the first day of a calendar year. Payments may not be commuted or accelerated. You may no longer make withdrawals, transfers, change Asset Allocation Strategies, cancel this Certificate, or elect any optional riders available under the terms of the contract after the date the Account Value reduces to zero or is deemed by the Company to be equal to zero. Payment Options are specified in Section 13.

If the Retirement Income Base equals zero on the date the Account Value reduces to zero or is deemed by the Company to be equal to zero, and therefore the final calculation of the Retirement Income Amount also equals zero, the Certificate will immediately terminate without value. No payments will be made under this Certificate.

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                      SECTION 8: ASSET ALLOCATION STRATEGY
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You select the Asset Allocation Strategy. The Asset Allocation Strategies
available to you for purposes of benefits under this Certificate are those offered by your sponsoring Master Contract Holder, and acceptable to the Company. Assets in the Account must be invested in accordance with an Asset Allocation Strategy in order for the benefits under this Certificate to remain in effect. Nonconforming Assets must be converted into Covered Assets or withdrawn from the Account within the Liquidation Period. In the event that the Covered Assets are not invested in accordance with an approved Asset Allocation Strategy, the Certificate will automatically terminate without value if the Covered Assets are not reinvested in accordance with the Asset Allocation Strategy within five business days after the date the Account Value is not invested in accordance with an approved Asset Allocation Strategy.

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                             SECTION 9: BENEFIT FEE
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We determine the Benefit Fee. The Benefit Fee is equal to the product of the
Benefit Fee Percentage multiplied by the Retirement Income Base in effect on the date of each calculation. The Benefit Fee is deducted from the Account quarterly in advance, on a Calendar Year basis, until the date the Account Value reduces to zero or is deemed by the Company to equal zero. The first Benefit Fee is calculated on the Certificate Date, and is pro-rated based on the number of days remaining in the calendar quarter. The Benefit Fee Percentage may be increased, but will never exceed the Maximum Benefit Fee Percentage shown in the Schedule Pages.

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                             SECTION 10: WITHDRAWALS
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A "withdrawal" is defined as (i) the sale or transfer (except as permitted under
Section 13) of Covered Assets in your Account that are not reinvested in an Asset Allocation Strategy; (ii) the sale, exchange or transfer of Covered Assets to pay your independent financial adviser's fee in excess of the amount excluded as shown in the Schedule Pages; (iii) the transfer of Covered Assets out of your Account; or (iv) dividends, capital gains or other accretions, with respect to Covered Assets, paid into your Account that are not reinvested in your Account as Covered Assets. However, the sale, exchange or transfer of Covered Assets to pay the Benefit Fee or Excludable Fees (as shown in the Schedule Pages), if any, will not be treated as a withdrawal. In addition, the liquidation to cash of amounts invested in an Asset Allocation Strategy because they no longer satisfied the Asset Allocation Strategy Minimum Required Account Value will not be treated as a withdrawal. For purposes of this section, "withdrawal" does not include the withdrawal of assets other than Covered Assets.

You may withdraw Covered Assets from the Account at any time prior to the date the Account Value reduces to zero, or is deemed by the Company to be equal to zero. Withdrawals may reduce the Retirement Income Base and the Retirement Income Amount.

Prior to the Retirement Income Date
-----------------------------------
In the event that a withdrawal is made from the Account Value prior to the Retirement Income Date, the Retirement Income Base will be reduced by the withdrawal as of the effective date of the withdrawal in the same proportion as the Account Value is reduced by each withdrawal. There is no Retirement Income Amount prior to the Retirement Income Date, and therefore remains at $0.

On and After the Retirement Income Date
---------------------------------------
In the event that a withdrawal is made from the Account Value on or after the Retirement Income Date, the Retirement Income Base may be reduced, depending on the amount of such withdrawal.

o If cumulative withdrawals in any Certificate Year are less than or equal to the Retirement Income Amount then in effect, the Retirement Income Base will not be reduced.

o If, however, cumulative withdrawals in any Certificate Year exceed the Retirement Income Amount, the Retirement Income Base will be reduced by each withdrawal as of the effective date of each withdrawal made during that Certificate Year in the same proportion as the Account Value is reduced by each withdrawal.

Required Minimum Distributions
------------------------------
For certificates owned by an IRA or on a tax qualified basis, cumulative withdrawals in any Calendar Year in excess of the Retirement Income Amount will not reduce the Retirement Income Base if they do not exceed the Required Minimum Distribution for such Calendar Year.

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                      SECTION 11: ADDITIONAL CONTRIBUTIONS
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EFFECT ON RETIREMENT INCOME BASE
When additional contributions are made, the Retirement Income Base will increase by an amount equal to the greater of:

a) $0 or

b) cumulative additional contributions made after the Certificate Date less cumulative withdrawals that have not reduced the Retirement Income Base less cumulative increases in the Retirement Income Base due to prior additional contributions, excluding the current contribution.

In the event you deposit Nonconforming Assets in the Account, the additional contribution with respect to such Nonconforming Assets will be deemed to be made on the later of (i) the date on which the Master Contract Holder notifies us that the Nonconforming Assets have been converted to Covered Assets and (ii) the date on which the Master Contract Holder provides to us the value of the resulting Covered Assets, so long as the Nonconforming Assets are converted to Covered Assets before the end of the Liquidation Period.

EFFECT ON RETIREMENT INCOME AMOUNT
While additional contributions made before the Retirement Income Date may increase the Retirement Income Base, they will not immediately affect the Retirement Income Amount, since there is no Retirement Income Amount prior to the Retirement Income Date.

On and after the Retirement Income Date, when additional contributions are made, the Retirement Income Amount will increase proportionately by an amount equal to:

a) the increase in Retirement Income Base as a result of the additional contribution,

b) multiplied by the Retirement Income Percentage, shown in the Schedule Pages,

c) multiplied by the number of days until the first day of the following Calendar Year,

d) divided by 365.

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                              SECTION 12: TRANSFERS
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Any portion of the Account Value that is transferred from one approved Asset
Allocation Strategy to another approved Asset Allocation Strategy will be treated as a transfer and will not affect the benefits under this Certificate. Any portion of the Account Value that is transferred out of an approved Asset Allocation Strategy will be treated as a withdrawal for purposes of calculating the Retirement Income Base.

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                           SECTION 13: PAYMENT OPTIONS
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INDIVIDUAL INCOME GUARANTEE
Under the Individual Income Guarantee, payments cover only one life, and will continue until the first death of a Covered Person.

SPOUSAL INCOME GUARANTEE
Under the Spousal Income Guarantee, payments cover two lives, and will continue until death of the surviving spouse. If we receive written notice of a divorce, we will administer the Certificate in accordance with our periodically published rules then in effect.

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                             SECTION 14: ASSIGNMENT
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You may not assign your interest in this Certificate without our prior written approval. The Certificate will immediately terminate without value if you assign your rights or interest in this Certificate.

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                            SECTION 15: MISSTATEMENTS
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If the age or sex of the Certificate Owner(s) or Covered Person(s) have been misstated, any overpayment(s) and underpayment(s) will be applied against future payments to be made under the

Certificate. We will credit interest on any underpayments at the effective annual rate required by the state where the contract is delivered.

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                           SECTION 16: PROOF REQUIRED
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We may require proof of the correct age and sex of the Certificate Owner(s) or
Covered Person(s) before any payments begin. We also have the right to require proof of the identity, age, sex, marriage status, and survival of any person on whose continuation of life payments are based under this Certificate.

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                        SECTION 17: STATEMENT OF ACCOUNT
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We will send you a statement of account annually, or more frequently, as required by law.

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                    SECTION 18: DEATH OF CERTIFICATE OWNER(S)
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INDIVIDUAL INCOME GUARANTEE
Under an Individual Income Guarantee, the Certificate will terminate without value upon first death of a Covered Person.

SPOUSAL INCOME GUARANTEE
Under a Spousal Income Guarantee, the Certificate will terminate without value upon death of the surviving spouse.

In all events, the Certificate will be interpreted and administered in accordance with section 72(s) or section 401(a)(9) of the Internal Revenue Code, as applicable.

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                             SECTION 19: TERMINATION
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This Certificate will immediately terminate without value on the earliest of the following dates:

    1. the date of death of a Covered Person for the Individual Income Guarantee, or surviving spouse for the Spousal Income Guarantee;
    2. the date we process your request to cancel this Certificate;
    3. the date you stop payment of the Benefit Fee;
    4. the date you transfer the entire Account Value out of the Asset Allocation Strategies;
    5. the date the Retirement Income Base reduces to zero;
    6. the date you elect the lifetime payment option, as described below;
    7. the date we make the final benefit payment;
    8. the date your Account no longer contains any Covered Assets and the Liquidation Period has expired with respect to any Nonconforming Assets; or
    9. the date five business days after the Covered Assets are not invested in accordance with an Asset Allocation Strategy unless the Covered Assets are reinvested in accordance with an Asset Allocation Strategy within such five business day period.

We will mail a written notice to you at your most recent post office address on file at our Operations Division, advising of the Certificate termination.

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                       SECTION 20: LIFETIME PAYMENT OPTION
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In lieu of benefit payments in accordance with Section 7, you may elect the lifetime payment option, based upon the Fixed Payment Factors below. We reserve the right to require that the election of a payment option be in the form of a supplementary contract issued by us or an affiliated insurance company, reflecting the terms of the payment option elected. You may elect a Beneficiary. The Beneficiary is the sole person designated to receive remaining benefits, if any, upon death of the Certificate Owner. If one Certificate Owner elects the Spousal Income Guarantee, then the surviving spouse is the Beneficiary.

TABLE OF FIXED PAYMENT FACTORS
The table below provides the minimum payment factors for a fixed monthly payment for each $1,000 applied. If our payment factors in effect on the date of election are more favorable, we will use those rates. Payment factors for payment frequencies, periods, ages, and any current rate information not shown here will be provided upon request.

         FIXED PAYMENT FACTORS
     ----------------------------------
        AGE        MALE      FEMALE
     ----------------------------------
         40       $2.90      $2.79
     ----------------------------------
         45        3.05       2.92
     ----------------------------------
         50        3.24       3.08
     ----------------------------------
         55        3.49       3.28
     ----------------------------------
         60        3.79       3.54
     ----------------------------------
         65        4.18       3.87
     ----------------------------------
         70        4.69       4.31
     ----------------------------------
         75        5.40       4.90
     ----------------------------------
         80        6.38       5.73
     ----------------------------------
         85        7.73       6.94
     ----------------------------------
         90        9.61       8.73
     ----------------------------------

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

Group Annuity Certificate
General Account
Non-Participating
No Cash Value
Not Eligible for Dividends

[LOGO OF PHOENIX] PHOENIX
WHERE EXCELLENCE GROWS

07GRISGA.2                             12